Exhibit 99.1

FOR IMMEDIATE RELEASE

Date: October 21, 2022

Contact:Kevin McPhaill, President/Chief Executive Officer

Phone:(559) 782-4900 or (888) 454-BANK

Website Address:www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES SHARE REPURCHASE PROGRAM AND DECLARES QUARTERLY CASH DIVIDEND

PORTERVILLE, Calif -- (BUSINESS WIRE) -- Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, announced that its Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to six hundred and thirty thousand (630,000) shares of its outstanding common stock, from time to time, commencing after the current share repurchase program expires on October 31, 2022, and continuing until October 31, 2023. This share repurchase program replaces and supersedes the prior share repurchase program. Shares may be repurchased in open-market transactions or privately negotiated transactions executed in compliance with applicable federal and state securities laws. The timing of the repurchases and the number of shares repurchased under the program will depend on a variety of factors including price, trading volume, corporate and regulatory requirements, and market conditions. The Board further authorized Management to enter into a 10b5-1 Plan with a nationally recognized broker-dealer to facilitate share repurchases as appropriate.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.23 per share. The dividend was approved subsequent to the Board’s review of the Company’s financial performance and capital for the quarter ended September 30, 2022, and will be paid on November 14, 2022, to shareholders of record as of October 31, 2022. Counting dividends paid by Bank of the Sierra prior to the formation of Sierra Bancorp the Company has paid regular cash dividends to shareholders every year since 1987, comprised of annual dividends through 1998 and quarterly dividends thereafter. The dividend noted in today’s announcement marks the Company’s 95th consecutive quarterly cash dividend.

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 45th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center, an SBA center, and two loan production offices; located in Northern California in Roseville and the California Central Coast in Templeton. In 2022, Bank of the Sierra was recognized as one of the strongest banks in the country with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the Company’s ability to maintain dividend payments or increase dividend payouts to shareholders, the Company’s ability to generate adequate financial results, our borrowers' actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, closure or consolidation, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

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Category: Financial

Source: Sierra Bancorp